A Form of CONVERTIBLE DEBENTURE NOTE (Stock Purchase Agreement Attached) Number USCS ___________

USCORP, A Nevada, U.S.A. Corporation (the “Company”), for value received pursuant to a Stock Purchase Agreement hereby promises to pay to ____________________, located at 1_______________________________________, (the “Payor” and “Note Holder”) the sum of $_____________.00 USD, payable as follows: Payor agrees to fund the above amount on or before ________, 20___ to USCorp. This note becomes effective upon receipt of above funds via wire transfer to USCorp’s Bank account at ________________, _____________, U.S.A. The USCorp and Payor are jointly referred to as the “Parties”.

1. Principal of USD ____________.00 due and payable on ______, 20___.

2. Interest at the rate of 4% (four percent) of the unpaid balance per annum for a term of two and one half (2 ½) years.

3. Interest payments to be made in the amount of $_______.00 USD payable annually for the period commencing with the first interest payment due on _________, 20___ and continuing annually thereafter in arrears.

USCorp reserves the right to pay all or any portion of the principal amount of this Note upon any interest payment date. Interest shall cease on any principal amount so paid.

The Parties hereto acknowledge that this Convertible Debenture Note (the “Note”) is a corporate obligation of USCorp and is based upon the present financial condition of USCorp. No warrants or representations as the credit worthiness or value of any property which is the subject of this Note have been made by either party except as contained herein and as reflected in the current financial records of USCorp.

Subject to the written Stock Purchase Agreement, Holder may convert this Debenture into common stock of USCORP upon 30 days written notice to USCorp. Holder may purchase stock at $0.125 USD per share any time during the two and one half (2 ½) year period of this note regardless of the then existing market value of USCorp Common Stock.

Payment to the registered Holder hereof of principal and interest shall be a complete discharge of USCORP's liability with respect to such payment but the Company may at any time require the presentation hereof of this Debenture Note as a condition precedent to such payment.

In the event of default in the payment of the principal or interest on this Debenture and should the said default continue for a period of thirty (30) days, after written notice, then the entire unpaid principal amount of this Debenture Note and any interest thereon shall become immediately due and payable. All notices of default shall be sent to _______________, located at ___________________________.

If for any reason whatsoever either party is required to resort to litigation to enforce any portion of this Debenture, then the prevailing party shall be entitled to recover reasonable attorney fees and costs.

In the event of litigation the parties hereto agree that the laws of the State of Nevada shall govern the interpretation of this Debenture.

The Debenture has not been registered pursuant to or under the securities law of any state or federal agency; it is issued pursuant to an exemption from the registration requirement of the United States Securities Acts of 1933 and 1934, as amended.

IN WITNESS WHEREOF, the Corporation has signed and sealed this Debenture Note on the ______th day of ________, 20___.

By:
Robert Dultz, Chairman and CEO
USCorp
4535 W Sahara Avenue, Suite 200
Las Vegas, NV 89102